Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

RVL Pharmaceuticals plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, $0.01 nominal value per share	457(c)	24,572,651	$0.18	(2)	$4,423,077.18	0.0001102	$487.43
	Total Offering Amounts						$4,423,077.18		$487.43
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$487.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares offered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Estimated at $0.18 per ordinary share, the average of the high and low prices as reported on The Nasdaq Global Select Market on August 21, 2023, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.